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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE


Contacts:  Lisa Garber                        Mercedes Johnson
           Corporate Communications           Investor Relations
           Lam Research Corporation           Lam Research Corporation
           Phone:  510/572-4538               Phone:  510/572-4522
           Fax:    510/572-2935               Fax:    510/572-4442
           e-mail:  lisa.garber@lamrc.com     e-mail: mercedes.johnson@lamrc.com


LAM RESEARCH CORPORATION ANNOUNCES OPTION PURCHASE PROGRAM

FREMONT, Calif., June 21, 1999 -- Lam Research Corporation (Nasdaq: LRCX), a leading supplier of wafer fabrication equipment to the worldwide semiconductor industry, today announced a program authorized by the company's Board of Directors to acquire from independent third parties options to purchase up to
3.5 million shares of the company's common stock. These call options are to be acquired to offset the anticipated dilutive effect of a potential conversion into common stock of subordinated debt previously issued by the company. As part of the program, the Board also authorized the company to enter into put options with the same third parties covering up to 5.25 million shares of the company's common stock. The premiums the company will receive over the course of the program from the sale of the put options to the third parties is intended to offset in full the premium cost to the company of its purchases of call

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options from those same parties. This option purchase program is separate from share repurchase programs previously announced by the company.

For further details concerning this program please see the company's filing relating to this disclosure on Form 8-K, which is to be filed in conjunction with this release.

                                    ~ more ~

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LAM ANNOUNCES OPTION PURCHASE PROGRAM................................PAGE 2 OF 3


This press release contains certain forward-looking statements which are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to possible or anticipated further activity by the company concerning call and put option transactions involving its common stock. Such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, such as may arise from changes in market conditions effecting the company's common stock, or the company's business strategies generally or specifically relating to the potential conversion of its subordinated debt into common stock of the company, and other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 30, 1998, and the Form 10-Q for the quarter ended March 31, 1999. The company undertakes no obligation to update the information in this Press Release.

Lam Research Corporation is a leading supplier of wafer fabrication equipment and services to the world's semiconductor industry. The company's common stock trades on the Nasdaq National Securities Market under the symbol "LRCX". Lam's World Wide Web address is http://www.lamrc.com.


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